Exhibit 10.4

September 1, 2017

VIA EMAIL

Mr. John Foraker

Email: [***]

Re:	Offer Letter / Employment Agreement

Dear John:

On behalf of Once Upon a Farm, LLC (the “Company”), I am pleased to confirm our offer for you to join the Once Upon a Farm family on an at-will basis as its Chief Executive Officer (“CEO”). This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment.

Your anticipated start date is September 6, 2017 (the “Effective Date”). As CEO, you will report directly to the Company’s Board of Managers (the “Board”) and will be responsible for developing, communicating, executing, and sustaining strategic initiatives to drive revenue growth, improve profitability, and strengthen the Company’s operating performance as more fully detailed in the enclosed Exhibit A. Your employment is subject to completion of the Company’s standard in-take forms and procedures, background, and security check, verification of identity, work authorization, and compliance with the terms and conditions set forth below.

1. Salary and Benefits. Your annual Base Salary upon hire will be US$225,000.00 (Two Hundred Twenty-five Thousand Dollars) per annum, paid in accordance with the Company’s standard payroll practices (“Base Salary”). Your Base Salary will increase to $350,000 upon the successful completion of a Series B fundraising in the amount of at least $7 million in invested cash at a pre-money Company valuation of at least a $20 million. The Board will review your Base Salary on an annual basis in connection with annual performance reviews by the Board. The decision whether to increase your Base Salary shall be made by the Board in its sole discretion after considering, among other things whether your salary remains competitive within the market, your performance, and the performance of the Company. You also will be entitled to standard employment benefits provided to Company executives where applicable (and subject to change and revision at the Company’s or Board’s discretion), including but not limited to health and dental care, life insurance, 401K programs, reimbursement for Company travel and business expenses, an annual car allowance paid in accordance with the Company’s standard payroll practices, provision of a company computer, and similar other allowances provided by the Company to its senior employees. Notwithstanding the foregoing, Company will use best efforts to ensure provision of healthcare equivalent to or better than your existing health care policy with Annie’s Inc. within sixty (60) days of the Effective Date.

Employment Offer

2. Bonus. You will be entitled to a performance bonus based on your leadership and contributions to the Company’s success (the “Bonus”). The Bonus, which will be subject to the Company’s policies and procedures, as well as the determination of and final approval of the Board, may be up to fifty percent (50%) of your annual Base Salary earned. In determining your Bonus, the Board, in its sole discretion, will consider a combination of, among other things, personal and company performance goals against year one (1) objectives, including GAAP net revenue performance and GAAP EBITDA performance. The Bonus will be determined and paid on an annual basis and is subject to standard withholding, including applicable taxes, Social Security, unemployment tax, and similar items. Absent unusual circumstances, the Bonus would be paid following completion of the Company’s annual audit, which the Company endeavors to complete by March 15 of each calendar year.

3. Incentive Equity Award. In further consideration of your performance of your duties and obligations under this Agreement, and subject to all of the terms and conditions of Company’s Amended and Restated Equity Incentive Plan (“Plan”), the accompanying Working Unit Agreement, and governing provisions of Company’s Amended and Restated Operating Agreement (“Operating Agreement”), the Company grants you an “Incentive Equity Award” representing, on a post-money fully diluted basis as of June 15, 2017, approximately 19% of the Company’s outstanding equity in the form of unvested Working Units. For avoidance of doubt, this percentage does not include Series A Units purchased by you. The vesting, terms, and conditions of the Incentive Equity Award are set forth in the “Working Units Agreement” appended hereto as Exhibit B, the terms and conditions of which are incorporated herein by this reference as though set forth in their entirety.

4. Sale and Purchase of Series A Preferred Units. Pursuant to the Parties’ Series A Preferred Unit Purchase Agreement (“UPA”) concurrently entered into herewith, Company offers and agrees to sell, and you accept and agree to purchase, 314 Units priced at $319.24 per Unit of Company’s Series A Preferred Unit membership interests for a total investment of $100,241.36. A final execution copy of the UPA is attached to this Agreement as Exhibit C, the terms and conditions of which are incorporated herein by this reference as though set forth in their entirety. Concurrent with execution of the UPA, you shall become a “Member” of the Company in accordance with its Operating Agreement and shall execute a Membership Joinder Agreement in the form substantially as set forth in Exhibit D attached hereto, the terms and conditions of which are incorporated herein by this reference as though set forth here in full.

5. Location. Company’s headquarters and your position will relocate to Northern California at a time and location that make sense for the business at your discretion, upon consultation with the Board. You will coordinate such transition with Company’s Board and work with stakeholders to minimize the expense and disruption involved in such transition.

Employment Offer

6. No Moonlighting. You agree to devote substantially all of your professional time to the performance of your duties to the Company. You further agree that you will not engage in any other business activities or render services of a business or commercial or business nature on your own behalf or on behalf any other person, corporation, or any other entity, whether for compensation or otherwise, without the Board’s prior written approval. Notwithstanding the foregoing, Company acknowledges that you may continue to serve as Chairman or Chairman Emeritus of Annie’s Inc. and /or to advise and sit on boards of other entities so long as (a) there is no conflict of interest and/or disclosure of Company confidential information to any third party (including Annie’s Inc.) without the Board’s consent and (b) your outside activities do not interfere with the performance of your duties under this Agreement. The Company’s Board may request that you withdraw from any outside activity that, in the Board’s sole discretion, interferes or conflicts with your duties, performance, or responsibilities.

7. Vacation, Holidays and Sick Leave. You will have twenty-one (21) days annually of paid vacation accrued ratably through the year. In addition, you will receive Company paid holidays and be eligible for sick leave and PTO as set forth in the Company’s policies pertaining to the Company’s senior administrative employees.

8. Board Seat. You shall be nominated to a new Board manager seat and/or to the existing Board seat currently unoccupied for an “Independent Director” for so long as you are employed with the Company as its CEO.

9. Termination. Your employment is at will. The parties agree to industry-standard termination rights governing your performance under the Agreement (upon similar terms applicable to other senior Company officers), including, without limitation, the Company’s right to involuntarily terminate you For Cause in the event of a material breach of the Agreement, commission of a felony, refusal to cooperate with management, bankruptcy, death, or permanent disability.

10. Severance. In the event of your involuntary termination for any reason other than For Cause, you will be entitled to six (6) months severance equal to your then-existing Base Salary (without bonus) paid in accordance with the Company’s standard payroll practices and dependent upon your continuing performance of all covenants and obligations under this Agreement, including as to confidentiality and non-disparagement and execution of a separation and release of claims agreement satisfactory to the Board. During any severance period, you will not be entitled to further bonus or vesting of outstanding (unvested) incentive equity.

11. Non-disparagement. The Parties agree that they will not intentionally disparage the other, or their respective products or services, or make to or solicit for the media any comments, statements, or the like that may be objectively considered to be derogatory or detrimental to the business reputation of the other party.

12. Miscellaneous. This letter and the terms and conditions of your at will employment is not a guarantee of employment or a contract for a specific term. You will be required to sign a Confidential Information, Invention Assignment, Non-Solicitation Agreement (enclosed as Exhibit E) relating to your obligation to maintain confidentiality of the Company’s protected information, including methods, formulas, customers, consumers, marketing initiatives

Employment Offer

and the like. You likewise agree to abide by the Company’s code of conduct and other relevant employment procedures and requirements, as amended. You also represent and warrant that by accepting employment with the Company, you are not in breach of any covenant or obligation to any other employer or person. You are solely responsible for any and all tax reporting and liabilities related to your receipt of compensation or income hereunder.

13. Compliance with Section 409A. This offer letter is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with, or be exempt from, Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you and with the offset measured as to only the six (6) months immediately following termination) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this offer letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A- 3(i)(1)(iv). Each payment made under this offer letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. You shall consult with the Company in good faith regarding the implementation of the provisions of this paragraph; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto. All payments to be made upon a termination of employment under this offer letter may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.

14. Indemnification. The Company shall indemnify you to the fullest extent permitted by law if you are a party to or threatened to be made a party to or otherwise involved in any proceeding related to and arising out of performance of your duties to the Company, for any and all expenses, actually and reasonably incurred by you in connection with the investigation, defense, settlement or appeal of such proceeding, including but not limited to your attorneys’ fees incurred in defense of any such proceedings; provided however, that this indemnity shall not extent to any conduct which constitutes recklessness, intentional or willful

Employment Offer

misconduct, or gross negligence. You shall notify the company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification under this section. Upon receipt of such notice, the Company, in its sole discretion, shall have the right to control the defense of any claims or proceedings against you. To the extent that the company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents of the Company (“D&O Insurance”), you shall be covered by such policy or policies in accordance with their terms.

15. Dispute Resolution.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, the Parties’ relationship, and/or the interpretation, validity, construction, performance, breach, or termination thereof, shall be resolved in accordance with a two-step dispute resolution process administered by JAMS involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such mediation and arbitration, if necessary, shall be held in a location mutually agreeable to the Parties (and if the parties cannot mutually agree, then in San Francisco, California in accordance with the commercial arbitration rules of JAMS then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflict-of-law rules. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. CEO HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. CEO UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CEO AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT (INLUDING THE WORKING UNIT AGREEMENT), OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION HEREOF TO MEDIATION AND BINDING ARBITRATION (IN ACCORDANCE WITH THE TERMS OF THIS SECTION), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CEO’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THE LICENSE RIGHTS GRANTED HEREUNDER.

(b) The Parties agree that the remedies at law for any material breach or threatened material breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching Party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the Party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

Employment Offer

16. Integration; Amendment. This Agreement constitutes the entire agreement between you and the Company regarding your employment and offer, and supersedes all prior and contemporaneous discussions, offers, agreements, representations or promises (whether oral or written). This Agreement may only be modified by a formal written agreement signed by you and an officer of the Company.

17. Authority; Representation by Counsel. Each Party to this Agreement and ancillary agreements (including the UPA and Working Units Agreement) acknowledges its representation by competent and careful counsel of each Party’s own choosing in the drafting and negotiation of the terms and conditions hereof, and hereby waives any construction of the agreement construing any provision as contrary to one Party or the other’s interests based on its drafting.

18. Confidentiality. The compensation and other arrangements outlined herein are confidential and should not be shared with other employees or third persons outside of immediate family members, your lawyer or financial advisor(s).

We look forward to you joining the Company. If the terms and conditions of this letter are acceptable, please sign in the space provided below and returned a signed copy no later than seven (7) days from the date of this letter.

Sincerely,

/s/ Ari Raz

Ari Raz
Chief Executive Officer

ACCEPTED AND AGREED BY JOHN FORAKER:

/s/ John Foraker	9/1/2017
John Foraker	Date